Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2025 Third Quarter Financial Results
•Third quarter sales increased 3.8% to $211.4 million driven by Aerospace growth of 8.5% to $192.7 million
•Third quarter net loss was $11.1 million, reflecting $32.6 million in refinancing-related charges; adjusted EBITDA1 was $32.7 million, or 15.5% of sales
•Aerospace operating margin was 16.2% and adjusted operating margin1 was 16.7%
•Solid quarterly bookings of $210.4 million and backlog of $646.7 million
•Generated $34.2 million in cash from operations
•Refinancing activities included the issuance of a convertible bond during the third quarter and the initiation of a cash flow revolver subsequent to quarter end
•Expect fourth quarter revenue to be $225 to $235 million, resulting in 2025 revenue expectation of $847 to $857 million
EAST AURORA, NY, November 4, 2025 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense, and other mission critical industries, today reported financial results for the three and nine months ended September 27, 2025.
Peter J. Gundermann, Chairman, President and Chief Executive Officer, commented, “We had a solid third quarter, demonstrating continued operational progress to meet strong customer demand with revenue stabilizing above $200 million per quarter. Strong sales supported operating margin expansion, reflecting both meaningful operating leverage on increased volume and the impact of our profitability initiatives. Recent refinancing actions provide us with enhanced financial flexibility and greater liquidity to support our business while minimizing potential dilution in the future. The refinancing combined with the market demand we are experiencing sets us up for a strong finish to 2025 and an exciting 2026.”
1 Adjusted EBITDA, adjusted EBITDA margin, and adjusted segment operating margin are Non-GAAP financial measures. Please see the reconciliation of GAAP to non-GAAP financial measures in the tables that accompany this release.
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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

Third Quarter Results

	Three Months Ended			Nine Months Ended
($ in thousands)	September 27, 2025	September 28, 2024	% Change	September 27, 2025	September 28, 2024	% Change

Sales	$211,447	$203,698	3.8%	$622,061	$586,886	6.0%
Gross Profit	$64,511	$55,224	16.8%	$178,187	$158,306	12.6%
Gross Margin	30.5%	27.1%		28.6%	27.0%
Income from Operations	$23,055	$8,374	175.3%	$40,950	$17,590	132.8%
Operating Margin %	10.9%	4.1%		6.6%	3.0%
Loss on Settlement of Debt	$32,644	$6,987		$32,644	$6,987
Net Loss	$(11,098)	$(11,738)	5.5%	$(256)	$(13,383)	98.1%
Net Loss %	(5.2)%	(5.8)%		—%	(2.3)%

Adjusted Operating Income[2]	$25,931	$19,589	32.4%	$66,833	$37,701	77.3%
Adjusted Operating Margin %[2]	12.3%	9.6%		10.7%	6.4%
Adjusted Net Income[2]	$19,404	$12,163	59.5%	$50,118	$21,287	135.4%
Adjusted EBITDA[2]	$32,718	$27,059	20.9%	$88,865	$64,927	36.9%
Adjusted EBITDA Margin %[2]	15.5%	13.3%		14.3%	11.1%
Third Quarter 2025 Results (compared with the prior-year period, unless noted otherwise)
Growth in sales was driven by the Aerospace segment’s continued strength in demand primarily from the Commercial Transport market. Aerospace sales increased $15.2 million, or 8.5%, which more than offset a $7.4 million decline in Test Systems sales.
Gross profit increased $9.3 million to $64.5 million, or 30.5% of sales, an improvement over gross margin of 27.1% in the comparator quarter, primarily attributable to higher volume, pricing initiatives and improved productivity. Third quarter gross profit in the prior year was negatively impacted by a $3.5 million atypical warranty reserve.
Tariff expense in the current quarter was approximately $4 million. Based on current tariff rates in effect today, Astronics believes the potential incremental impact to annual costs of materials related to direct and known indirect effects is in the range of $15 million to $20 million before mitigation and assuming no exemptions for aerospace-related products. The Company believes that certain actions including pass-through pricing, supply chain restructuring, duty drawbacks, the implementation of free trade zones, and other operational adjustments will significantly reduce the anticipated impacts of tariffs over time. The Company expects that tariff rates will remain in flux in the near future and will refine its strategy as the situation becomes more stable.
In the third quarter of 2025, selling, general and administrative expenses (“SG&A”) decreased $3.1 million. Litigation-related expenses were down $4.3 million, somewhat offset by $1.2 million in higher legal and accounting expenses related to acquisitions. R&D was down $2.3 million reflecting the timing of projects. The prior-year period was negatively impacted by $1.3 million in reserves related to the bankruptcy filing of an Aerospace customer.
2 Adjusted gross profit, adjusted operating income, adjusted operating margin, adjusted segment operating profit, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted diluted earnings per share (“EPS”) are Non-GAAP financial measures. Please see the reconciliation of GAAP to non-GAAP financial measures in the tables that accompany this release.
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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

Operating margin expansion of 680 basis points and adjusted operating margin2 expansion of 270 basis points was the result of leverage on higher volume, improved productivity in the Aerospace segment, coupled with savings from the recent Test Systems cost rationalization activities.
A $32.6 million Loss on Settlement of Debt was the result of certain costs incurred related to the partial repurchase of convertible notes due 2030 discussed in the Balance Sheet and Liquidity section below, compared to a Loss on Settlement of Debt of $7.0 million in the prior year.
Interest expense was down $3.3 million, or 53.0%, on lower rates following 2024 refinancing activities. Tax benefit in the quarter was $1.2 million compared with a tax expense of $6.6 million in the prior-year period, mostly as a result of a valuation allowance reversal associated with research and development costs that are expected to be expensed for tax purposes in the current year under the One Big Beautiful Bill Act.
Consolidated net loss of $0.31 per diluted share improved from a net loss of $0.34 per diluted share in the prior-year period from the strength in sales and profitability that more than offset the incremental loss on settlement of debt. Adjusted net income2 per share increased $0.15 per diluted share, or 44%, to $0.49 per diluted share, demonstrating the impact of stronger profitability and lower interest expense.
Consolidated adjusted EBITDA2 increased 20.9% to $32.7 million and was 15.5% of consolidated sales. The Company is targeting high teen to 20% or better adjusted EBITDA2 margins.
Bookings of $210.4 million in the quarter resulted in a book-to-bill ratio of 1.00:1. For the trailing twelve months, bookings totaled $863.0 million and the book-to-bill ratio was 1.04:1. Backlog at the end of the quarter was $646.7 million.
Aerospace Segment Review (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales of $192.7 million increased $15.2 million, or 8.5%. Sales in the Commercial Transport market increased $15.4 million, or 11.5%. Growth was primarily related to increased demand by airlines for cabin power, seat motion and system certification products and services. Military Aircraft sales increased $5.9 million, or 27.1%, to $27.6 million, driven by increased demand for lighting and safety products. General Aviation sales decreased $4.2 million, or 23.0%, to $13.9 million due to lower airframe power and inflight entertainment & connectivity (“IFEC”) product sales to the VVIP market due to the timing of programs. Other sales decreased $1.9 million as the Company has wound down its non-core contract manufacturing arrangements.
Aerospace segment operating profit of $31.2 million, or 16.2% of sales, improved over the prior-year period reflecting the leverage gained on higher volume, pricing initiatives, and improving production efficiencies, combined with a $4.4 million decrease in litigation-related expenses. The prior year was impacted by a $3.5 million atypical warranty reserve and a non-cash reserve associated with a customer bankruptcy of $2.2 million. Adjusted Aerospace operating profit2 increased 27.1% to $32.1 million, or 16.7% of sales, a 240-basis point expansion over the comparator quarter.
Aerospace bookings were $191.9 million for a book-to-bill ratio of 1.00:1. Backlog for the Aerospace segment was $572.5 million at quarter end.
Mr. Gundermann commented, “Our Aerospace business had a strong third quarter achieving a 16.2% operating margin, well surpassing our near-term margin target and a testament to its potential. Sales also reflected the consistent improvement in demand we are seeing. We believe the tailwinds driving our Aerospace business will accelerate as we close out 2025 and continue into 2026 and beyond.”
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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

Test Systems Segment Review (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales of $18.7 million were down $7.4 million from the comparator quarter in 2024. The decrease was driven by lower sales of radio test sets in general as full rate production for the U.S. Army program has not yet begun.
Test Systems segment operating profit was near break-even in both periods. Test Systems continues to be negatively affected by mix and under absorption of fixed costs at current volume levels.
Bookings for the Test Systems segment in the quarter were $18.5 million. The book-to-bill ratio was 0.99:1 for the quarter. Backlog for the Test Systems segment was $74.3 million at quarter end.
Mr. Gundermann commented, “Our Test business had a break-even operating profit on relatively low sales, which demonstrates the significant cost-cutting initiatives we have implemented across the business. We expect it will become profitable once our radio test program begins for the U.S. Army. We expect to receive production orders near year-end or shortly thereafter.”
Balance Sheet and Liquidity
Cash provided by operations in the third quarter of 2025 was $34.2 million, reflecting higher cash earnings and lower working capital requirements. Capital expenditures in the quarter were $13.2 million.
Long-term debt, net of cash, increased $164.2 million to $314.4 million at quarter end compared with $150.2 million at the end of 2024. On September 16, 2025, the Company issued $225 million aggregate principal amount of 0% Convertible Senior Notes for net proceeds of approximately $217 million. The Notes will mature on January 15, 2031, unless earlier converted, redeemed or repurchased. The Company will settle the principal in cash and has the flexibility to settle any premium in stock, cash or a combination of both. The conversion price of the 0% Convertible Senior Notes is $54.87; however, as the Company also purchased capped call options, there is no potential dilution unless the stock price exceeds the upper strike price of $83.41.
The Company used net proceeds from the offering in part to repurchase approximately $132.0 million, or 80%, of the aggregate principal amount of its 5.500% Convertible Senior Notes due 2030 and pay the $26.9 million cost for the capped calls. Subsequent to the repurchase, there was $33 million of principal outstanding on the Notes due 2030. Borrowings of $85.0 million under the ABL Revolving Credit Facility and $11.0 million in cash provided the balance of payment for the repurchase of the Notes due 2030. In addition to the costs that were required to be recorded as an expense in the income statement, as discussed above, other repurchase-related costs, including the cost of the capped call, were required to be classified as a reduction of shareholders’ equity. As a result, shareholders’ equity has decreased by $152.4 million.
The refinancing resulted in the elimination of approximately 5.8 million shares of potential dilution. Approximately 1.44 million shares of potential dilution remain under the outstanding 5.500% Convertible Senior Notes due 2030.
Subsequent to the end of the quarter, on October 22, 2025, the Company entered into a new $300 million senior secured, cash flow-based revolving credit facility (the “New Revolver”). The New Revolver matures in October 2030 and replaces the previous ABL Revolving Credit Facility that was scheduled to mature in 2027. The New Revolver, which enhances financial flexibility to support the Company’s growth initiatives, also has an accordion feature, which allows the Company to request incremental commitments of up to $100 million plus additional incremental amounts so long as maximum leverage requirements are met.
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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

The New Revolver will accrue interest at a floating rate equal to SOFR plus the applicable margin ranging from 125 basis points to 213 basis points based on leverage.
The Company had available liquidity of $111.9 million at the end of the third quarter.
Nancy L. Hedges, Chief Financial Officer, commented, “Our execution on the financing events to repurchase 80% of the $165 million of 5.5% Notes due 2030 was a proactive move to both eliminate future potential dilution of almost 5.8 million shares as well as measurably reduce the future cost of conversion. The continued appreciation in our stock price above the $22.89 conversion price was making the cost of future cash settlement very expensive. Given the tailwinds we see in the aerospace and defense industries and the opportunities to meaningfully grow revenue and earnings, we felt this was an opportune time to execute the refinancing and take advantage of current capital markets trends which allowed us to issue a 0% convertible bond. While the accounting treatment was complex, and our balance sheet now has more debt and less equity, the end result is less dilution, lower cost of conversion, lower cost of debt and greater financial flexibility. We believe this was an action that benefits our shareholders both now and in the years to come.”
Updated 2025 Outlook
Astronics expects fourth quarter sales to be in the range of $225 to $235 million, a significant step up from the prior three quarters of the year. Total revenue for the year is expected to be in the range of $847 to $857 million, which would establish a record annual sales level for the Company. The midpoint of the revised range would be a 7.2% increase over 2024 sales.
Backlog at the end of the third quarter was $646.7 million, of which approximately 74% is expected to be recognized as revenue over the next twelve months. Planned capital expenditures in 2025 are expected to be in the range of $40 million to $50 million subject to the timing of spending related to a facility consolidation and build-out for its Seattle operations.
Mr. Gundermann commented, “We expect to have a strong finish to 2025, while establishing a new sales record in the fourth quarter. We anticipate that market conditions will stay strong, and our revenue level will stay elevated through 2026. While we are not ready to issue guidance at this time, our early look suggests we should see low double-digit growth for next year. We believe 2026 will be a very good year for Astronics.”
Third Quarter 2025 Webcast and Conference Call
The Company will host a teleconference today at 4:45 p.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 493-6784. The listen-only audio webcast can be monitored at investors.astronics.com. To listen to the archived call, dial
(412) 317-6671 and enter replay pin number 13755702. The telephonic replay will be available from 8:00 p.m. on the day of the call through Tuesday, November 18, 2025. The webcast replay can be accessed via the investor relations section of the Company’s website where a transcript will also be posted once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission-critical industries with proven innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe
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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate,” “feeling” or other similar expressions and include all statements with regard to the Company’s fourth quarter and full year 2025 outlook, the amount of capital expenditures for 2025, the amount of the impact of tariffs on costs for materials to the Company and level of mitigation potential with respect thereto, the amount of backlog to be recognized as revenue over the next twelve months, the strength and length of time associated with tailwinds for the Aerospace segment, the achievement of profitability in the Test segment, elevated revenue in 2026 that approaches double digits, and statements regarding the strategy of the Company and its outlook. Forward-looking statements also include all statements related to achieving any revenue or profitability expectations, expectations of continued growth, the level of liquidity, the level of cash generation, the level of demand by customers and markets and the amount of expected capital expenditures. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the impact of regulatory activity and public scrutiny on production rates of a major U.S. aircraft manufacturer, the need for new and advanced test equipment, customer preferences and relationships, the effectiveness of the Company’s supply chain, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. Except as required by applicable law, the Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
Use of Non-GAAP Financial Metrics and Additional Financial Information
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Astronics provides Adjusted Non-GAAP information as additional information for its operating results. References to Adjusted Non-GAAP information are to non-GAAP financial measures. These measures are not required by, in accordance with, or an alternative for, GAAP and may be different from non-GAAP financial measures used by other companies. Astronics management uses these measures for reviewing the financial results of Astronics for budget planning purposes and for making operational and financial decisions. Management believes that providing these non-GAAP financial measures to investors, as a supplement to GAAP financial measures, help investors evaluate Astronics core operating and financial performance and business trends consistent with how management evaluates such performance and trends.
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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

FINANCIAL TABLES FOLLOW

For more information, contact:

Company:	Investor Relations:
Nancy L. Hedges, Chief Financial Officer	Deborah K. Pawlowski, Alliance Advisors LLC
Phone: (716) 805-1599	Phone: (716) 843-3908
Email: nancy.hedges@astronics.com	Email: dpawlowski@allianceadvisors.com
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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	9/27/2025	9/28/2024	9/27/2025	9/28/2024
Sales	$211,447	$203,698	$622,061	$586,886
Cost of products sold	146,936	148,474	443,874	428,580
Gross profit[3]	64,511	55,224	178,187	158,306
Gross margin	30.5%	27.1%	28.6%	27.0%

Research and development expenses	10,210	12,481	32,849	40,018
Selling, general and administrative	31,246	34,369	104,388	100,698
SG&A % of sales	14.8%	16.9%	16.8%	17.2%
Income from operations	23,055	8,374	40,950	17,590
Operating margin	10.9%	4.1%	6.6%	3.0%

Loss on settlement of debt	32,644	6,987	32,644	6,987
Other (income) expense	(185)	343	(562)	1,214
Interest expense, net	2,920	6,217	9,167	17,832
Loss before tax	(12,324)	(5,173)	(299)	(8,443)
Income tax (benefit) expense	(1,226)	6,565	(43)	4,940
Net loss	$(11,098)	$(11,738)	$(256)	$(13,383)
Net loss % of sales	(5.2)%	(5.8)%	—%	(2.3)%

Basic loss per share:	$(0.31)	$(0.34)	$(0.01)	$(0.38)
Diluted loss per share:[4]	$(0.31)	$(0.34)	$(0.01)	$(0.38)

Weighted average diluted shares outstanding (in thousands)	35,423	35,011	35,372	34,961

3 During the first quarter of 2025, the Company changed its financial statement presentation of research and development costs. These costs were previously included within Cost of Products Sold and were a factor in arriving at Gross Profit. The prior period amounts for Cost of Product Sold and Gross Profit have been adjusted from their original presentation for comparability purposes.
4 All outstanding stock options, unvested restricted stock and shares potentially issuable upon conversion of the Company’s convertible notes have been excluded from the computation of diluted earnings per share because the effect of their inclusion would be anti-dilutive.
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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEETS
($ in thousands)
	(unaudited)
	9/27/2025	12/31/2024
ASSETS
Cash and cash equivalents	$13,479	$9,285
Restricted cash	6,101	9,143
Accounts receivable, net of allowance for estimated credit losses	188,630	191,446
Inventories	197,290	199,741
Prepaid expenses and other current assets	27,149	16,557
Total current assets	432,649	426,172
Property, plant and equipment, net of accumulated depreciation	96,635	80,687
Operating right-of-use assets	33,769	23,609
Other assets	8,297	7,763
Intangible assets, net of accumulated amortization	51,083	52,477
Goodwill	59,760	58,056
Total assets	$682,193	$648,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,683	$42,960
Current operating lease liabilities	6,019	4,697
Accrued expenses and other current liabilities	66,597	81,004
Customer advances and deferred revenue	26,709	27,491
Total current liabilities	151,008	156,152
Long-term debt	334,019	168,669
Long-term operating lease liabilities	39,349	20,508
Other liabilities	48,909	47,338
Total liabilities	573,285	392,667
Shareholders’ equity:
Common stock	381	380
Accumulated other comprehensive loss	(2,020)	(3,863)
Other shareholders’ equity	110,547	259,580
Total shareholders’ equity	108,908	256,097
Total liabilities and shareholders’ equity	$682,193	$648,764

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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
	Nine Months Ended
(Unaudited, $ in thousands)	9/27/2025	9/28/2024
Cash flows from operating activities:
Net loss	$(256)	$(13,383)
Adjustments to reconcile net loss to cash from operating activities:
Non-cash items:
Depreciation and amortization	16,129	18,572
Amortization of deferred financing fees	1,805	2,711
Provisions for non-cash losses on inventory and receivables	6,062	8,023
Equity-based compensation expense	5,341	6,414
Deferred tax benefit	(1,125)	—
Loss on settlement of debt	32,644	6,987
Operating lease non-cash expense	4,659	3,869
Simplification initiative-related non-cash charges	6,229	—
Non-cash 401K contribution and quarterly bonus accrual	—	3,454
Non-cash annual stock bonus accrual	—	1,448
Other	(756)	2,899
Cash flows from changes in operating assets and liabilities:
Accounts receivable	5,190	(22,712)
Inventories	(7,140)	(19,829)
Accounts payable	8,271	(3,304)
Accrued expenses	(14,719)	13,517
Income taxes	(11,513)	798
Operating lease liabilities	(3,125)	(3,777)
Tenant improvement allowance refund	3,157	—
Customer advance payments and deferred revenue	(2,317)	(2,919)
Supplemental retirement plan liabilities	(539)	(309)
Other assets and liabilities	(825)	1,690
Net cash provided by operating activities	47,172	4,149
Cash flows from investing activities:
Capital expenditures	(19,860)	(5,244)
Acquisition of business, net of cash acquired	(4,617)	—
Net cash used by investing activities	(24,477)	(5,244)
Cash flows from financing activities:
Proceeds from long-term debt	86,143	195,978
Principal payments on long-term debt	(11,143)	(187,498)
Proceeds from issuance of convertible debt	225,000	—
Partial repurchase of 2030 notes	(285,752)	—
Payments for capped call transactions	(26,888)	—
Financing-related costs	(8,127)	(9,073)
Stock award activity	(1,730)	(3,219)
Other	(109)	(96)
Net cash used by financing activities	(22,606)	(3,908)
Effect of exchange rates on cash	1,063	54
Increase (decrease) in cash and cash equivalents and restricted cash	1,152	(4,949)
Cash and cash equivalents and restricted cash at beginning of period	18,428	11,313
Cash and cash equivalents and restricted cash at end of period	$19,580	$6,364
Supplemental disclosure of cash flow information
Non-cash investing activities:
Capital expenditures in accounts payable	$2,796	$—
Interest paid	$7,593	$15,261
Income taxes refunded, net of payments	$12,636	$3,975
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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

ASTRONICS CORPORATION
SEGMENT SALES AND PROFIT
(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	9/27/2025	9/28/2024	9/27/2025	9/28/2024
Sales
Aerospace	$192,725	$177,564	$577,760	$518,187
Less inter-segment	—	(10)	(34)	(52)
Total Aerospace	192,725	177,554	577,726	518,135

Test Systems	18,752	26,183	44,685	68,790
Less inter-segment	(30)	(39)	(350)	(39)
Total Test Systems	18,722	26,144	44,335	68,751

Total consolidated sales	211,447	203,698	622,061	586,886

Segment gross profit and margins[5]
Aerospace	60,462	49,817	173,836	148,217
	31.4%	28.1%	30.1%	28.6%
Test Systems	4,049	5,407	4,351	10,089
	21.6%	20.7%	9.8%	14.7%
Total gross profit	64,511	55,224	178,187	158,306
	30.5%	27.1%	28.6%	27.0%
Segment operating profit and margins
Aerospace	31,167	14,251	71,470	45,628
	16.2%	8.0%	12.4%	8.8%
Test Systems	(14)	(13)	(8,947)	(8,428)
	(0.1)%	—%	(20.2)%	(12.3)%
Total segment operating profit	31,153	14,238	62,523	37,200

Loss on settlement of debt	32,644	6,987	32,644	6,987
Interest expense	2,920	6,217	9,167	17,832
Corporate expenses and other	7,913	6,207	21,011	20,824
Loss before taxes	$(12,324)	$(5,173)	$(299)	$(8,443)
5 During the first quarter of 2025, the Company changed its financial statement presentation of research and development costs. These costs were previously included within Cost of Products Sold and were a factor in arriving at Gross Profit. The prior period amounts for Cost of Product Sold and Gross Profit have been adjusted from their original presentation for comparability purposes.
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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended			2025 YTD
	9/27/2025	9/28/2024	% Change	9/27/2025	9/28/2024	% Change	% of Sales
Aerospace Segment
Commercial Transport	$149,209	$133,850	11.5%	$432,324	$383,679	12.7%	69.6%
Military Aircraft	27,554	21,685	27.1%	88,250	63,545	38.9%	14.2%
General Aviation	13,919	18,077	(23.0)%	47,532	56,643	(16.1)%	7.6%
Other	2,043	3,942	(48.2)%	9,620	14,268	(32.6)%	1.5%
Aerospace Total	192,725	177,554	8.5%	577,726	518,135	11.5%	92.9%

Test Systems Segment
Government & Defense	18,722	26,144	(28.4)%	44,335	68,751	(35.5)%	7.1%

Total Sales	$211,447	$203,698	3.8%	$622,061	$586,886	6.0%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended			2025 YTD
	9/27/2025	9/28/2024	% Change	9/27/2025	9/28/2024	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$101,295	$90,467	12.0%	$296,541	$263,919	12.4%	47.8%
Lighting & Safety	51,654	46,921	10.1%	154,324	135,162	14.2%	24.8%
Avionics	26,168	29,151	(10.2)%	91,452	83,716	9.2%	14.7%
Systems Certification	7,938	4,460	78.0%	15,842	12,272	29.1%	2.5%
Structures	3,627	2,613	38.8%	9,947	8,798	13.1%	1.6%
Other	2,043	3,942	(48.2)%	9,620	14,268	(32.6)%	1.5%
Aerospace Total	192,725	177,554	8.5%	577,726	518,135	11.5%	92.9%

Test Systems Segment	18,722	26,144	(28.4)%	44,335	68,751	(35.5)%	7.1%

Total Sales	$211,447	$203,698	3.8%	$622,061	$586,886	6.0%

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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)

	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Trailing Twelve Months
	12/31/2024	3/29/2025	6/28/2025	9/27/2025	9/27/2025
Sales
Aerospace	$188,549	$191,375	$193,626	$192,725	$766,275
Test Systems	19,991	14,561	11,052	18,722	64,326
Total Sales	$208,540	$205,936	$204,678	$211,447	$830,601
Bookings
Aerospace	$182,474	$267,715	$150,636	$191,859	$792,684
Test Systems	13,430	12,011	26,390	18,532	70,363
Total Bookings	$195,904	$279,726	$177,026	$210,391	$863,047
Backlog[6]
Aerospace	$537,563	$613,903	$570,913	$572,459
Test Systems	61,666	59,116	74,454	74,264
Total Backlog	$599,229	$673,019	$645,367	$646,723	N/A
Book:Bill Ratio
Aerospace	0.97	1.40	0.78	1.00	1.03
Test Systems	0.67	0.82	2.39	0.99	1.09
Total Book:Bill	0.94	1.36	0.86	1.00	1.04

6 Aerospace backlog of approximately $2.4 million was added in the third quarter of 2025 above related to the acquisition of Envoy Aerospace.
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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

ASTRONICS CORPORATION
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended		Nine Months Ended
	9/27/2025	9/28/2024	9/27/2025	9/28/2024
Net loss	$(11,098)	$(11,738)	$(256)	$(13,383)
Add back (deduct):
Interest expense	2,920	6,217	9,167	17,832
Income tax (benefit) expense	(1,226)	6,565	(43)	4,940
Depreciation and amortization expense	5,163	6,041	16,129	18,572
Equity-based compensation expense	1,439	1,772	5,341	6,414
Non-cash 401K contribution and quarterly bonus accrual	—	—	—	3,454
Simplification and restructuring initiatives	359	259	6,867	1,033
Legal reserve, settlements and recoveries	—	(332)	9,732	(332)
Litigation-related legal expenses	1,270	5,558	6,998	13,680
Acquisition-related expenses	1,247	—	1,247	—
Loss on settlement of debt	32,644	6,987	32,644	6,987
Non-cash reserves for customer bankruptcy	—	2,203	—	2,203
Warranty reserve	—	3,527	1,039	3,527
Adjusted EBITDA[7]	$32,718	$27,059	$88,865	$64,927

Sales	$211,447	$203,698	$622,061	$586,886
Adjusted EBITDA margin %	15.5%	13.3%	14.3%	11.1%
Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation, amortization, and other adjustments. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted EBITDA and Adjusted EBITDA Margin as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted EBITDA and Adjusted EBITDA Margin, are important for investors and other readers of the Company’s financial statements.

7 In the first quarter 2024, it was assumed that annual incentive compensation would be paid in stock, and thus such amount ($1.4 million) was presented as an addback for Adjusted EBITDA purposes. In the fourth quarter of 2024, it was concluded that all annual incentive compensation amounts would be paid in cash, and thus the addback for the full year 2024 was eliminated. For comparative purposes, the addback was retrospectively removed from the calculation of Adjusted EBITDA for the nine months ended September 28, 2024.
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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

ASTRONICS CORPORATION
RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING INCOME
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended		Nine Months Ended
	9/27/2025	9/28/2024	9/27/2025	9/28/2024
Income from operations	$23,055	$8,374	$40,950	$17,590
Add back:
Simplification and restructuring initiatives	359	259	6,867	1,033
Legal reserve, settlements and recoveries	—	(332)	9,732	(332)
Litigation-related legal expenses	1,270	5,558	6,998	13,680
Acquisition-related expenses	1,247	—	1,247	—
Non-cash reserves for customer bankruptcy	—	2,203	—	2,203
Warranty reserve	—	3,527	1,039	3,527
Adjusted operating income	$25,931	$19,589	$66,833	$37,701

Sales	$211,447	$203,698	$622,061	$586,886

Operating margin	10.9%	4.1%	6.6%	3.0%
Adjusted operating margin	12.3%	9.6%	10.7%	6.4%
Adjusted Operating Income is defined as income from operations as reported, adjusted for certain items. Adjusted Operating Margin is defined as Adjusted Operating Income divided by sales. Adjusted Operating Income and Adjusted Operating Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted Operating Income and Adjusted Operating Margin as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted Operating Income and Adjusted Operating Margin, are important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current periods’ income from operations to the historical periods’ income from operations and operating margin, as well as facilitates a more meaningful comparison of the Company’s income from operations and operating margin to that of other companies.

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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

ASTRONICS CORPORATION
RECONCILIATION OF NET LOSS AND DILUTED LOSS PER SHARE TO ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited, $ in thousands except per share amounts)

	Consolidated
	Three Months Ended		Nine Months Ended
	9/27/2025	9/28/2024	9/27/2025	9/28/2024
Net income (loss)	$(11,098)	$(11,738)	$(256)	$(13,383)
Add back (deduct):
Amortization of intangibles	2,676	3,188	8,596	9,728
Simplification and restructuring initiatives	359	259	6,867	1,033
Legal reserve, settlements and recoveries	—	(332)	9,732	(332)
Litigation-related legal expenses	1,270	5,558	6,998	13,680
Acquisition-related expenses	1,247	—	1,247	—
Loss on settlement of debt	32,644	6,987	32,644	6,987
Non-cash reserves for customer bankruptcy	—	2,203	—	2,203
Warranty reserve	—	3,527	1,039	3,527
Normalize tax rate[8]	(7,694)	2,511	(16,749)	(2,156)
Adjusted net income	$19,404	$12,163	$50,118	$21,287

Weighted average diluted shares outstanding (in thousands)	35,423	35,011	35,372	34,961
Adjusted weighted average diluted shares outstanding (in thousands)[9]	42,868	35,696	43,133	35,538

Diluted loss per share	$(0.31)	$(0.34)	$(0.01)	$(0.38)
Adjusted diluted earnings per share[10]	$0.49	$0.34	$1.28	$0.60
Adjusted Net Income and Adjusted Diluted EPS are defined as net income and diluted EPS as reported, adjusted for certain items, including amortization of intangibles, and also adjusted for a normalized tax rate. Adjusted Net Income and Adjusted Diluted EPS are not measures determined in accordance with GAAP and may not be comparable with the measures used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted Net Income and Adjusted Diluted EPS, are important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current periods’ net income and diluted EPS to the historical periods’ net income and diluted EPS, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies. The Company believes that presenting Adjusted Diluted EPS provides a better understanding of its earnings power inclusive of adjusting for the non-cash amortization of intangible assets, reflecting the Company’s strategy to grow through acquisitions as well as organically.
8 Applies a normalized tax rate of 25% to GAAP pre-tax income and non-GAAP adjustments above, which are each pre-tax.
9 Includes outstanding equity compensation and shares potentially issuable under the Company’s 5.5% convertible notes. No amounts are includable for the Company’s 0% convertible notes because only the premium is potentially issuable in shares, and the instrument is not currently in the money.
10 Net income for purposes of calculating adjusted diluted earnings per share includes addback of interest expense on the 5.5% convertible notes, net of income taxes, as required under the if-converted method.
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Astronics Corporation Reports 2025 Third Quarter Financial Results
November 4, 2025

ASTRONICS CORPORATION
RECONCILIATION OF SEGMENT OPERATING PROFIT (LOSS) TO ADJUSTED SEGMENT OPERATING PROFIT (LOSS)
(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	9/27/2025	9/28/2024	9/27/2025	9/28/2024

Aerospace operating profit	$31,167	$14,251	$71,470	$45,628
Simplification and restructuring initiatives	—	237	6,508	237
Legal reserve, settlements and recoveries	—	(332)	9,732	(332)
Litigation-related legal expenses	982	5,405	5,902	13,161
Non-cash reserves for customer bankruptcy	—	2,203	—	2,203
Warranty reserve	—	3,527	1,039	3,527
Adjusted Aerospace operating profit	$32,149	$25,291	$94,651	$64,424

Aerospace sales	$192,725	$177,554	$577,726	$518,135

Aerospace margin	16.2%	8.0%	12.4%	8.8%
Adjusted Aerospace margin	16.7%	14.2%	16.4%	12.4%

Test Systems operating loss	$(14)	$(13)	$(8,947)	$(8,428)
Simplification and restructuring initiatives	359	22	359	796
Litigation-related legal expenses	—	153	808	519
Adjusted Test Systems operating profit (loss)	$345	$162	$(7,780)	$(7,113)

Test Systems sales	$18,722	$26,144	$44,335	$68,751

Test Systems margin	(0.1)%	—%	(20.2)%	(12.3)%
Adjusted Test Systems margin	1.8%	0.6%	(17.5)%	(10.3)%
Adjusted Segment Operating Profit is defined as segment operating profit as reported, adjusted for certain items. Adjusted Segment Margin is defined as Adjusted Segment Operating Profit divided by segment sales. Adjusted Segment Operating Profit and Adjusted Segment Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted Segment Operating Profit and Adjusted Segment Margin as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted Segment Operating Profit and Adjusted Segment Margin, are important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current periods’ segment operating profit to the historical periods’ segment operating profit and segment margin, as well as facilitates a more meaningful comparison of the Company’s segment operating profit and segment margin to that of other companies.

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